Exhibit 99.1

February 11, 2021

BIONIK Laboratories Reports Fiscal 2021 Q3 Financial Results

Revenues Increase 14% Over Same Period in Prior Year

TORONTO & BOSTON - BIONIK Laboratories Corp. (OTCQB:BNKL), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today reported financial results for its third quarter of fiscal year 2021, ended December 31, 2020.

“We believe we have made tremendous progress in the most recent quarter in the further digitalization of our company, highlighted by a 14% growth in our revenue from the prior year period. This growth is driven by our InMotion Connect® digital solutions sales from one of our strategic partners, and a key shipment to our distribution partner in South Korea, as we continue to penetrate the Asian markets,” said Dr. Eric Dusseux, Chief Executive Officer, BIONIK. “Our R&D team continues to see positive results with the data we are collecting in the cloud from our technology, allowing us to develop further InMotion Connect® digital solutions and explore new AI solutions.”

Third Quarter and Recent Corporate Highlights:

●    Shipped an InMotion ARM® unit to our distribution partner in South Korea for installation in a prestigious local hospital.

●    On a GAAP basis, our operating expenses increased $5.9 million or 188%, associated with the impairment of our goodwill and other intangible assets.

●    On a non-GAAP basis, excluding the impairment and amortization of intangibles, third quarter operating expenses decreased by $1.2 million, or 40%, from the prior year period as we continue to drive our costs down in navigating the effects of the global pandemic.

●    BIONIK’s R&D team continued to see success as it sees increases in the rehabilitation healthcare data it’s  collecting, allowing the company to continue developing and customizing its InMotion Connect® digital solutions, and enabling us to explore new artificial intelligence solutions.

●    Appointed Rich Russo Jr. as BIONIK’s new Chief Financial Officer.

Third Quarter Financial Results:

Third quarter total revenues increased 14% to $180,000, compared with $158,000 for the quarter ended December 31, 2019, driven by subscription revenues from our InMotion Connect® product and our product shipment to South Korea.

Third quarter gross profit increased to $171,000, compared to $14,000 for the quarter ended December 31, 2019. The increase is due to reducing the company’s warranty reserve with respect to lower overall unit sales in the current period compared to providing two robots at no charge to a customer in the prior year period.

Total operating expenses were $9.0 million in the third quarter of fiscal 2021 compared to $3.1 million in the prior year quarter, an increase of $5.9 million, or 188%. This increase was primarily driven by the impairment charge to our intangible assets associated with a decrease in the fair value. On a non-GAAP basis, excluding the impairment and amortization of our intangibles, our operating expenses decreased $1.2 million, or 40%, primarily due to a reduction in personnel costs associated with reduced headcount due to the global pandemic as well as lower share-based compensation expense.

BIONIK recorded a net loss of $9.0 million, or ($1.75) per diluted share, compared to a net loss of $3.0 million, or ($0.58) per diluted share, in the same period for fiscal 2020. On a non-GAAP basis, excluding non-cash unrealized foreign exchange measurement gains and losses and impairment and amortization of intangibles, third quarter net loss was $1.7 million, or a loss of ($0.34) per diluted share, compared with a loss of $3.0 million, or a loss of ($0.58) per diluted share.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and two products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," “possible,” "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology.

Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above.

Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward- looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media Contact:

Ashley	Willis
FischTank	PR
ashley@fischtankpr.com

Bionik Laboratories Corp.

Condensed Consolidated Balance Sheets

(unaudited)

(Amounts expressed in US Dollars)

	December 31, 2020	March 31, 2020
		(Audited)
Assets
Current assets:
Cash and cash equivalents	$895,697	$2,269,747
Accounts receivable	174,305	846,964
Prepaid expenses and other current assets	1,658,477	1,632,555
Inventories	839,552	1,059,462
Due from related parties	20,154	17,840
Total current assets	3,588,185	5,826,568
Equipment, net	105,220	154,144
Intangible assets, net	1,000,131	1,449,924
Goodwill	4,282,984	11,085,984
Total assets	$8,976,520	$18,516,620

Liabilities and stockholders' equity
Current liabilities:
Accounts Payable	$544,204	$857,093
Accrued liabilities	2,067,795	1,647,656
PPP Loan	459,912	-
Convertible Loans	3,841,384	2,078,833
Current portion of deferred revenue	301,302	200,437
Total Current Liabilities	7,214,597	4,784,019
Deferred revenue, net of current portion	311,479	415,626
Total liabilities	7,526,076	5,199,645
Total stockholders’ equity	1,450,444	13,316,975
Total liabilities and stockholders’ equity	$8,976,520	$18,516,620

Bionik Laboratories Corp.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Revenues, net	$180,409	$158,005	$730,698	$1,230,074
Cost of revenues	9,581	143,595	142,183	562,887
Gross Profit	170,828	14,410	588,515	667,187

Operating expenses
Sales and marketing	325,175	480,834	792,622	1,649,340
Research and development	449,580	1,021,418	1,213,350	2,724,000
General and administrative	983,858	1,184,381	3,052,017	3,415,671
Impairment of intangible assets	7,182,053	--	7,182,053	--
Share-based compensation expense	98,794	447,219	719,048	1,373,195
Total operating expenses	9,039,460	3,133,852	12,959,090	9,162,206

Loss from operations	(8,868,632)	(3,119,442)	(12,370,575)	(8,495,019)
Interest expense, net	79,183	11,798	265,566	197,119
Other expense (income), net	3,066	(161,291)	(50,562)	(218,860)
Total other expense (income)	82,249	(149,493)	215,004	(21,741)
Net loss	$(8,950,881)	$(2,969,949)	$(12,585,579)	$(8,473,278)
Loss per share - basic and diluted	$(1.75)	$(0.58)	$(2.45)	$(1.99)
Weighted average number of shares outstanding – basic and diluted	5,126,834	5,126,834	5,126,834	4,264,723

To supplement our consolidated financial statements presented in accordance with GAAP, Bionik uses non-GAAP loss from operations, non-GAAP net loss and non-GAAP diluted net loss per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the amortization and impairment of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three and nine months ended December 31, 2020 and 2019. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Bionik’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding amortization, impairment and foreign exchange costs that may not be indicative of our core business operating results. Bionik believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Bionik’s performance and when planning, forecasting and analyzing future periods. Bionik also believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making. The non-GAAP Financial measures also facilitate management’s internal comparisons to Bionik’s historical performance and our competitors’ operating results.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Loss from operations	$(8,868,632)	$(3,119,442)	$(12,370,575)	$(8,495,019)

Non-GAAP adjustments to loss from operations:
Costs associated with impairment of intangibles	7,182,053	--	7,182,053	--
Costs associated with amortization of intangibles	23,732	69,314	70,741	207,943
Total Non-GAAP adjustments to loss from operations	7,205,785	69,314	7,252,794	207,943

Non-GAAP loss from operations	$(1,662,847)	$(3,050,128)	$(5,117,781)	$(8,287,076)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Net loss	$(8,950,881)	$(2,969,949)	$(12,585,579)	$(8,473,278)

Non-GAAP adjustments to net loss:
Costs associated with impairment of intangibles	7,182,053	--	7,182,053	--
Costs associated with amortization of intangibles	23,732	69,314	70,741	207,943
Unrealized foreign exchange loss (gain)	12,181	(53,561)	43,243	(110,844)
Total Non-GAAP adjustments to net loss	7,217,966	15,753	7,296,037	97,099

Non-GAAP net loss	$(1,732,915)	$(2,954,196)	$(5,289,542)	$(8,376,179)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
Diluted net loss per share	$(1.75)	$(0.58)	$(2.45)	$(1.99)

Costs associated with impairment of intangibles	1.40	--	1.40	--
Costs associated with amortization of intangibles	0.01	0.01	0.01	0.05
Unrealized foreign exchange loss (gain)	0.00	(0.01)	0.01	(0.02)
Total Non-GAAP adjustments to net loss	1.41	0.00	1.42	0.03
Non-GAAP diluted net loss per share	$(0.34)	$(0.58)	$(1.03)	$(1.96)
Weighted average shares used to compute GAAP diluted net loss per share	5,126,834	5,126,834	5,126,834	4,264,723
Weighted average shares used to compute Non-GAAP diluted net loss per share	5,126,834	5,126,834	5,126,834	4,264,723